Exhibit B

ITEM 8 STATEMENT

Due to the relationships amongst them, Mei Kanayama, Grand Elec-Tech Limited, and SHUR Co., Ltd. may be deemed to constitute a “group” with one another for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934.